Exhibit 10.5

WIDEOPENWEST, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
APPROVED BY THE BOARD OF DIRECTORS: NOVEMBER 6, 2018

Section 1. INTRODUCTION.

The WideOpenWest, Inc. Change in Control and Severance Benefit Plan (the “Plan”) is hereby established effective November 6, 2018 (the “Effective Date”).  The purpose of the Plan is to provide for the payment of severance benefits to Eligible Executives of the Company in the event that such employees become subject to involuntary or constructive employment terminations.  Except as otherwise provided in an individual Participation Agreement, the Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company specifically relating to a Change in Control, including any severance benefits set forth in any individually negotiated employment contract or agreement between the Company and an Eligible Executive, unless such employment contract or agreement provides for benefits that are in substance more favorable to such Eligible Executive.  For the avoidance of doubt, the Plan shall not supersede, amend or detract from the vesting of equity awards upon a Change in Control as provided for in any Restricted Stock Award Agreement, employment agreement or other agreement between the Company and an Eligible Executive.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) at the highest rate in effect during the twelve (12) month period immediately preceding a Qualifying Termination and prior to any reduction that would give rise to an employee’s right to resign for Good Reason.

(c) “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d) “Cause” means, with respect to an Eligible Executive’s termination of employment, “cause” as defined under such Eligible Executive’s employment agreement or letter of employment, as applicable.
(e) “Change in Control” for purposes of the Plan, shall be deemed to occur if:

(1) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common

Stock of the Company), becoming the beneficial owner (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (1), (3), or (4) of this Section 1(e) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two‑thirds of the directors then still in office who either were directors at the beginning of the two (2)‑year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(3) a merger, reorganization, or consolidation of the Company with any other corporation, other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 1(e)(1)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(4) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing or any other provision of the Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.  Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.

(f) “Change in Control Period” means the period commencing three (3) months prior to the Closing of a Change in Control and ending twenty-four (24) months following the Closing of a Change in Control.

(g) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control.  In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(i) “Code” means the Internal Revenue Code of 1986, as amended.
(j) “Company” means WideOpenWest, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(k)  “Eligible Executive” means (a) each of the Company’s “officers” as defined in Rule 16a-1(f) under the Exchange Act and further identified as such by the Nominating and Corporate Governance Committee of the Board or in securities related filings by the Company or officer with the Securities Exchange Commission (a “Section 16 Officer”) as of any Change in Control and (b) any other employee designated by the Board as an Eligible Executive; provided, however, that any Section 16 Officer of the Company as of sixty (60) days prior to any public announcement of the transaction resulting in the Change in Control will be deemed to be an Eligible Executive with respect to such Change in Control.

(l) “Employment Agreement” means an existing, binding, employment agreement or letter agreement of employment between the Eligible Executive and the Company.
(m) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(n) “Good Reason” means (i) an assignment of duties to an Eligible Executive that are materially inconsistent with the Eligible Executive’s title, position, authority, status as a Section 16 Officer or any other action by the Company that results in a significant diminution of the Eligible Executive’s title, position, authority or responsibilities in effect within three (3) months prior to the Change in Control, (ii) a reduction in the Eligible  Executive’s Base Salary, annual short-term incentive target, annual long-term incentive award or benefits that materially diminish in aggregate the overall value of Eligible Executive’s compensation and benefits, or (iii) a relocation of the Eligible Executive’s principal place of employment that would result in an increase of the Eligible Executive’s one-way commute by more than thirty (30) miles.    Notwithstanding the foregoing, to constitute “Good Reason” (a) Eligible Executive must inform the Company in writing of the event purporting to trigger Good Reason within ninety (90) days after the later of the initial occurrence or the Change in Control, (b) the Company must fail to cure such circumstances within the thirty (30) day period following receipt of written notice from Executive and (c) Eligible Executive must resign for Good Reason within the sixty (60) day period following the expiration of the Company’s thirty (30) day cure period. Unless Eligible Executive’s resignation for Good Reason complies with the foregoing, the grounds to terminate for Good Reason on account of such event shall be irrevocably forfeited by Eligible Executive.

(o) “Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause or (2) an employee’s resignation for Good Reason.

(p) “Participation Agreement”  means, with respect to the Chief Executive Officer, an agreement between such Officer and the Company in substantially the form of Appendix A attached hereto, and with respect to each other Eligible Executive, an agreement between such Eligible Executive and the Company in substantially the form of Appendix B attached hereto.

(q) “Plan Administrator” means the Board, or a duly authorized committee thereof, prior to the Closing and the Representative upon and following the Closing.

(r) “Qualifying Termination” means an Involuntary Termination that occurs within the Change in Control Period.  For such purposes, if the events giving rise to an employee’s right to resign for Good Reason arise within the Change in Control Period, and the employee’s resignation occurs not later than sixty (60) days after the expiration of the Company’s thirty (30) day cure period, such termination shall be a Qualifying Termination.

(s) “Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 6(a).

(t)  “Target Bonus” means with respect to an Eligible Executive, if there is a cash bonus plan applicable to such Eligible Executive for the year in which such Qualifying Termination occurs (a “Cash Bonus Plan”), the cash bonus payable to such Eligible Executive under such Cash Bonus Plan as if all the applicable performance goals for such year were attained at a level of 100%.  If no Cash Bonus Plan is in effect for the year in which such Qualifying Termination occurs, the Target Bonus amount will be the target bonus, if any, in such Eligible Executive’s then-effective Employment Agreement, as if all of the applicable performance goals for such year were attained at a level of 100%.  For the purposes of the Plan, the Target Bonus for each Eligible Executive shall equal the greater of (i) the then target bonus for such Eligible Executive (under the applicable Cash Bonus Plan or such Eligible Executive’s then-effective Employment Agreement) and (ii) the highest target bonus for such Eligible Executive during the twelve (12) month period immediately preceding the Change in Control (or any shorter period during which such Eligible Executive has been employed by the Company) as if all of the applicable performance goals for such year were attained at a level of 100%.

Section 2. ELIGIBILITY FOR BENEFITS.

(a) Eligible Executive.  All Eligible Executives of the Company are eligible to participate in the Plan; provided that such Eligible Executive has signed and returned a Participation Agreement to the Company.

(b) Release Requirement.  In order to be eligible to receive benefits under the Plan in connection with a Qualifying Termination, the employee also must execute a general waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Qualifying Termination, and such Release must become effective in accordance with its terms.  The Company, in its sole discretion, may modify the form of the Release to comply with applicable law and the specific terms of the Qualifying Termination, which may be incorporated into a termination agreement or other agreement with the employee.

(c) Plan Benefits Provided in Lieu of Individual Agreement Severance Benefits.  Unless otherwise determined by the Plan Administrator in its discretion, if an employee is an Eligible Executive and eligible to receive severance benefits under the Plan and otherwise eligible to receive severance benefits under the terms of an individually negotiated employment contract or agreement with the Company or any other severance arrangement with the Company, including the Company’s Severance Plan, that are of the same category and would otherwise duplicate the severance benefits available under the Plan (“Duplicative Benefits”) such Eligible Executive will receive severance benefits under the Plan in lieu of, and not additional to, such Duplicative Benefits.  If an Eligible Executive is eligible to receive benefits under the Plan, such Eligible Executive will receive severance benefits under any individually negotiated employment contract or agreement only to the extent that such benefits have not been waived or terminated and are not Duplicative Benefits.

Section 3. AMOUNT OF BENEFIT.
(a) Severance Benefit. Benefits under the Plan shall be provided to an Eligible Executive as set forth in the applicable Participation Agreement.

(b) Parachute Payments.  If the Eligible Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code (“280G”) and any payment or benefit the Eligible Executive would receive in connection with a Change in Control (the “Payment”) would (i) constitute a “parachute payment” within the meaning of 280G, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Eligible Executive shall receive the Payment that provides the greater after-tax benefit to the Eligible Executive based on the following two alternatives: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Eligible Executive receives the largest possible after-tax net payment after a possible imposition of the Excise Tax (a “Reduced Payment”).  In determining the Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of outstanding equity awards; and (C) reduction of other benefits paid to the Eligible Executive in the event of a Change in Control in the reverse chronological order in which otherwise payable.  In the event that acceleration of compensation from outstanding equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the grant date and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

Section 4. RETURN OF COMPANY PROPERTY.

An Eligible Executive will not be entitled to any severance benefit under the Plan unless and until the Eligible Executive returns all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Executive had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5. TIME OF PAYMENT AND FORM OF BENEFIT.

(a) The Company reserves the right in the Participation Agreement to specify whether severance payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments.  All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes.  If an Eligible Executive is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.  All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

(b) Notwithstanding anything to the contrary set forth herein, any payments and benefits provided in connection with a Qualifying Termination under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Executive’s termination of employment unless and until the Eligible Executive has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Executive without causing the Eligible Executive to incur the adverse personal tax consequences under Section 409A.

(c) It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Executive be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v).  However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Executive’s Separation from Service and (2) the date of the Eligible Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Executive a lump sum amount equal to the sum of the benefit payments that the Eligible Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

(d) Except as specifically set forth in a Participation Agreement, in no event shall payment of any benefits under the Plan be made prior to an Eligible Executive’s termination date or prior to the effective date of the Release.  If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Executive’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date.  If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Executive’s Release, the Company shall (1) pay the Eligible Executive a lump sum amount equal to the sum of the benefit payments that the Eligible Executive would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

(e) All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes.  If an Eligible Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

Section 6. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration.  Prior to the Closing, the Board, or a duly authorized committee thereof, shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the amount of benefits paid under the Plan.  The Plan Administrator shall be a fiduciary of the Plan and administer the Plan in the interests of Eligible Executives for the exclusive purpose of providing benefits. As a fiduciary of the Plan, the Plan Administrator shall act prudently, follow the terms of the Plan document and avoid any conflicts of interest.  The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons.  Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period.  All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Executives.  Any references in the Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b) Amendment.  The Plan Administrator reserves the right to amend the Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular Eligible Executive who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such Eligible Executive.  Any action amending the Plan shall be in writing and executed by the Company’s Chairman of the Board (prior to the Closing) or the Representative (following the Closing).

(c) Termination.  The Board may amend or terminate the Plan at any time in its sole discretion; provided, however, that no such amendment or termination may materially impair the rights of an Eligible Executive without the written consent of such Eligible Executive.

Section 7. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 8. BASIS OF PAYMENTS TO AND FROM THE PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 9. LEGAL CONSTRUCTION.

The Plan is intended to be governed by and shall be construed in accordance with the laws of the State of Colorado.

APPENDIX A

WIDEOPENWEST, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

(CHIEF EXECUTIVE OFFICER)

PARTICIPATION AGREEMENT

Name:

Section 1.ELIGIBILITY.

You have been designated as eligible to participate in the WideOpenWest, Inc. Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (this “Agreement”).  Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.SEVERANCE BENEFITS

Subject to the terms of the Plan and Section 3 of this Agreement, if there is a Change in Control of the Company or you are terminated in a Qualifying Termination, and meet all the other eligibility requirements set forth in the Plan, including, when applicable, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2.  Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

(a)Change in Control.  Upon a Change in Control, the Company will pay to you a pro-rated Target Bonus for the year in which the Change in Control occurs, payable within thirty (30) days following the Closing of the Change in Control, based on the number of calendar days starting with the first (1st) day of the fiscal year through the date of the Closing of the Change in Control divided by 365;  provided that such Target Bonus shall be equal to 100% of the highest Target Bonus in effect at any time during the twelve (12) month period prior to the Change in Control.

(b)Qualifying Termination.  Upon a Qualifying Termination, in addition to the payment specified in Section 2(a) hereof, you shall be eligible to receive the following severance benefits.

(1)Cash Severance Benefit.  You will receive in a single lump sum payment an amount equal to the sum of (i) 2.5 times your Base Salary and (ii)  2.5 times your Target Bonus at 100% of the annual target.

(2)COBRA Coverage. Subject to your (i) timely election of continuation coverage under COBRA and (ii) continued copayment of premiums at the same level and cost to the you as if you were an employee of the Company (excluding, for purposes of calculating cost, the ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of eighteen (18) months at the Company’s expense, to be paid in the form of reimbursements to you, provided, that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(b)(2) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and in such case you shall be paid a lump sum payment equal to the total cash value of any reduction in benefits that otherwise would have been provided had such modification not been made.

Once the eighteen (18) month COBRA continuation coverage period ends, the Company shall pay you in a single lump sum payment an amount equal to twelve (12) times the monthly reimbursement paid to you under this subsection within thirty (30) days following the end of the eighteen (18) month COBRA continuation coverage period.

(3)Outplacement Services. The Company shall provide you with, and pay for, outplacement services for a period of twelve (12) months using a vendor and services of the Company’s choice which shall be reasonable and customary for a similarly situated executive officer, provided, that you enroll or otherwise begin participation in such outplacement services no later than sixty (60) days following the date of your termination of employment with the Company.

Section 3.REQUIREMENTS DURING SEVERANCE PERIOD.

Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your timely execution of an effective Release.

Section 4.NO-RAID AND NONCOMPETITION.

In the event of a Qualifying Termination, the No-Raid Period and Non-Competition Period (as defined in your Employment Agreement) shall be thirty (30) months.

Section 5.ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.

(b)This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you or any individually negotiated employment contract or agreement between you and the Company unless such employment contract or agreement provides for benefits that are in substance more favorable to you.

(c)You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, ___.

WideOpenWest, Inc.

By:

Name:

Title:

[Eligible Executive]Date

ANNEX I
WIDEOPENWEST, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
APPROVED BY THE BOARD OF DIRECTORS: NOVEMBER 6, 2018

APPENDIX B

WIDEOPENWEST, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

(ELIGIBLE EXECUTIVES)

PARTICIPATION AGREEMENT

Name:

Section 1.ELIGIBILITY.

You have been designated as eligible to participate in the WideOpenWest, Inc. Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (this “Agreement”).  Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.SEVERANCE BENEFITS

Subject to the terms of the Plan and Section 3 of this Agreement, if there is a Change in Control of the Company or you are terminated in a Qualifying Termination, and meet all the other eligibility requirements set forth in the Plan, including, when applicable, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2.  Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

(a)Change in Control.  Upon a Change in Control, the Company will pay to you a pro-rated Target Bonus for the year in which the Change in Control occurs, payable within thirty (30) days following Closing of the Change in Control, based on the number of calendar days starting with the first (1st) day of the fiscal year through the date of the Closing of the Change in Control divided by 365;  provided that such Target Bonus shall be equal to 100% of the highest Target Bonus in effect at any time during the twelve (12) month period prior to the Change in Control.

(b)Qualifying Termination.  Upon a Qualifying Termination, in addition to the payment specified in Section 2(a) hereof, you shall be eligible to receive the following severance benefits.

(1)Cash Severance Benefit.  You will receive in a single lump sum payment an amount equal to the sum of (i) 2.0 times your Base Salary and (ii) 2.0 times your Target Bonus at 100% of the annual target.

(2)COBRA Coverage. Subject to your (i) timely election of continuation coverage under COBRA and (ii) continued copayment of premiums at the same level and cost to the you as if you were an employee of the Company (excluding, for purposes of calculating cost, the ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of eighteen (18) months at the Company’s expense, to be paid in the form of reimbursements to you, provided, that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(b)(2) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and in such case you shall be paid a lump sum payment equal to the total cash value of any reduction in benefits that otherwise would have been provided had such modification not been made.

Once the eighteen (18) month COBRA continuation coverage period ends, the Company shall pay you in a single lump sum payment an amount equal to six (6) times the monthly reimbursement paid to you under this subsection within thirty (30) days following the end of the eighteen (18) month COBRA continuation coverage period.

(3)Outplacement Services. The Company shall provide you with, and pay for, outplacement services for a period of twelve (12) months using a vendor and services of the Company’s choice which shall be reasonable and customary for a similarly situated executive officer, provided, that you enroll or otherwise begin participation in such outplacement services no later than sixty (60) days following the date of your termination of employment with the Company.

Section 3.REQUIREMENTS DURING SEVERANCE PERIOD.

Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your timely execution of an effective Release.

Section 4.NO-RAID AND NONCOMPETITION.

In the event of a Qualifying Termination, the No-Raid Period and Non-Competition Period (as defined in your Employment Agreement) shall be twenty-four (24) months.

Section 5.ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.

(b)This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you or any individually negotiated employment contract or agreement between you and the Company unless such employment contract or agreement provides for benefits that are in substance more favorable to you.

(c)You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, ___.

WideOpenWest, Inc.

By:

Name:

Title:

[Eligible Executive]Date

ANNEX I
WIDEOPENWEST, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
APPROVED BY THE BOARD OF DIRECTORS: NOVEMBER 6, 2018

EXHIBIT A

RELEASE AGREEMENT

[Attached]

CONFIDENTIAL

WAIVER AND RELEASE AGREEMENT

This Confidential Waiver and Release Agreement (“Agreement”) is made between [Insert Name]  (“Executive”) and Executive’s employer, which is WideOpenWest, Inc. or one of its subsidiaries or affiliated companies (such entity, the “Employer” and, together with such related companies, the “Company Group”) and shall be effective as provided in Section 12.  Terms capitalized but not defined herein shall have the meaning set forth in the WideOpenWest, Inc. Change in Control and Severance Benefit Plan (the “Plan”).  For valuable consideration, the parties agree as follows:

1. Provided that this Agreement becomes effective in accordance with its terms and that Executive remains in strict compliance with Executive’s obligations, and subject to Section 5 of the Plan, then Employer will provide Executive with the severance benefits set forth in Section 2(b) of Executive’s Participation Agreement under the Plan (the “Participation Agreement”).  With respect to such benefits, the parties agree as follows:

(a) Employer will pay the single lump sum payment specified in Section 2(b)(1) of the Participation Agreement within 10 calendar days after this Agreement becomes effective in accordance with Section 12.

(b) Regarding Section 2(b)(2) of the Participation Agreement, Employer will reimburse Executive for its portion of any COBRA premiums paid prior to this Agreement becoming effective within 10 calendar days after this Agreement becomes effective in accordance with Section 12.  All remaining COBRA reimbursements will be paid during the COBRA period in accordance with Section 2(b)(2) of the Participation Agreement.

(c) The remaining severance benefits specified in Section 2(b) of the Participation Agreement will be paid or provided in accordance with the time periods set forth therein.

2. The parties acknowledge that: (a) the amounts and benefits set forth in Section 1 represent an additional benefit, over and above all compensation to which Executive is entitled from Employer or any Released Party (as defined below); (b) the amounts and benefits set forth in Section 1 are provided in lieu of, and not additional to, any Duplicative Benefits; (c) notwithstanding anything contained in this Agreement, Executive shall remain eligible for the payment specified in Section 2(a) of the Participation Agreement; (d) any equity or rights to acquire equity held by Executive will be treated in accordance with the agreements and/or plans governing such interests; and (e) Executive will not be owed any amount from any Released Party, except as set forth herein.

3. Executive, individually and on behalf of Executive’s successors, heirs and assigns, releases, waives and discharges the Company Group, each of their parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, officers, investors, shareholders, members, managers, Executives, agents, attorneys, representatives, and assigns (the “Released Party(ies)”), from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorneys' fees and liabilities of any kind that Executive may have or claim to have, in any way relating or arising out of any act or omission from the beginning of time through the date Executive signs this Agreement, to the extent such claims may be released in accordance with applicable law.  The released claims include, but are not limited to:

(a) All claims under federal, state, common or local laws prohibiting discrimination, harassment or retaliation based on any protected characteristic or activity, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, 42 U.S.C. §1981, §1985, §1986, and the Americans with Disabilities Act;

(b) All claims alleging a violation of the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act, COBRA, the Sarbanes-Oxley Act, the Dodd Frank Act, and any other federal, state, city, county or other local law, ordinance, regulation, constitution or common law;

(c) All tort claims, such as those for intentional or negligent infliction of emotional distress, defamation, invasion of privacy, discharge in violation of public policy, fraud, misrepresentation, and/or fraudulent inducement;

(d) All express or implied contract claims, including promissory estoppel and any expressed or implied covenant of good faith and fair dealing; and

(e) All claims for compensation, including without limitation, any wages, bonus payments, options, incentive stock units, on call pay, overtime pay, bonus pay, and any other claim pertaining to local, state or federal wage and hour or other compensation laws.

4. Executive represents and agrees that Executive has not filed or caused to be filed, and will not file or cause to be filed, any charge or claim against any Released Party with any administrative agency, court of law or other tribunal regarding any released claim.  Nothing in this Agreement prevents state or federal agencies from enforcing laws, nor does it prevent Executive from participating in investigations by such agencies.  Nonetheless, Executive shall not be entitled to recover individual monetary relief or other individual remedies (though Executive may participate in the Securities and Exchange Commission’s whistleblower program and receive a whistleblower’s award thereunder), whether pursued by Executive, a government agency or some other person or group.

5. Executive remains bound by, and will strictly comply with, Executive’s post-employment obligations under the [Insert Title and Date of Employment Agreement] (the “Employment Agreement”), including those regarding confidential information, intellectual property, non-solicitation, non-competition, and non-disparagement, provided that the parties agree that the No-Raid Period and the Non-Competition Period (both as defined in the

Employment Agreement) shall be the twenty-four (24) month period following Executive’s last date of employment.

6. Within seven (7) days of executing this Agreement, Executive will return all property, information and files, physical or electronic, of any Released Party that are in Executive’s possession or under Executive’s control, without retaining copies of any such materials.  Executive will also supply all passwords requested by the Company that Executive used in connection with Executive’s work.

7. During the two-year period following Executive’s last date of employment, Executive agrees to furnish such information and assistance as may be reasonably required by Employer in connection with any issues or matters of which Executive had knowledge during Executive’s employment.  In addition, Executive will be available to assist with the transition of Executive’s prior duties to other Executives of Employer, as may be reasonably requested by Employer.

8. To the fullest extent permitted by law, Executive will not cooperate with, or assist in, any claim, charge, lawsuit, investigation, or arbitration against any Released Party, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  If Executive is served with a subpoena or is required by court order or otherwise to testify or produce documents in any type of proceeding involving any Released Party, Executive must immediately advise Employer of same and cooperate with Employer in objecting to such request and/or seeking confidentiality protections.

9. Except as required by law, Executive will not in any manner disclose or communicate any part of this Agreement to any other person except Executive’s spouse, Executive’s accountant or financial advisor to the limited extent needed to prepare Executive’s tax returns, and Executive’s attorney.  If Executive is required by law to disclose this Agreement, Executive must immediately provide written notice of that fact to Employer, enclose a copy of the subpoena and any other documents describing the legal obligation, and cooperate with Employer in objecting to such request and/or seeking confidentiality protections.

10. This Agreement does not constitute an admission of liability or an admission against interest of any Released Party.  In the event this Agreement becomes effective, it may be used solely by the parties for the purposes of enforcing its terms.

11. All of the Released Parties are intended third-party beneficiaries of Executive’s obligations under this Agreement and may seek to enforce this Agreement.  If a Released Party prevails (in whole or in part) in enforcing this Agreement, it shall be entitled to reimbursement of the reasonable attorneys’ fees and costs associated with such action, in addition to any available damages and other relief.

12. This Agreement was provided to Executive on [Insert Date].  Executive has [21/45] calendar days to review and sign this Agreement [and to review Exhibit A] and is advised to consult with an attorney of Executive’s choice before signing this Agreement, which includes a release of potential claims under the ADEA.  Executive understands that Executive may use as much of this review period as Executive wishes prior to signing, but the signed Agreement in its entirety must be received by Employer electronically or postmarked by the [21st/45th] day.  No changes to this Agreement will extend the review period.  Executive may expressly and voluntarily waive any part or all of the review period by signing and returning this Agreement prior to the expiration of the review period.  If the review period overlaps two calendar years, any payments or benefits will be paid or commence in the later calendar year.  Executive has the right to revoke the release of claims by informing Employer of such revocation within 7 calendar days following Executive’s execution of this Agreement (the “Revocation Period”).  The revocation must be in writing and delivered to Employer in care of its signatory to this Agreement.  This Agreement will not become effective unless the Revocation Period has expired without any revocation having been communicated.

13. This Agreement reflects the entire agreement of the parties relative to the subject matter hereof, and supersedes all prior, contemporaneous, oral or written understandings, agreements, statements, representations or promises regarding the subject matter hereof.  For clarity, this Agreement does not supersede Executive’s post-employment obligations under the Employment Agreement (as modified herein).

[Signature Page Follows]

The parties hereto confirm their agreement by the signatures shown below.

For “Employer”:“Executive”:

By:  [Insert Name][Insert Name]

       [Insert Title]

Its: Authorized Representative

Date:Date: